Exhibit 10.23

September 9, 2021

Ashley Johnson

ashleyjohnson@planet.com

Re:	Directorship

Dear Ashley:

On behalf of Voltus, Inc. (the “Company”), I thank you for agreeing to be a member of the Company’s Board of Directors (the “Board”). The Company looks forward to your expertise as it grows and strives to bring substantial value to its stakeholders. This offer letter (this “Offer’) confirms the understanding and agreement between you and the Company with respect to your role as a director of the Company (a “Director”).

1.	Tenure. You will be appointed as a Director as soon as practicable after the date hereof (the “Appointment Date”) and your tenure will continue in accordance with the Company’s Certificate of Incorporation, Bylaws, stockholder agreements and the Delaware General Corporation Law, as amended (the “DGCL”). In addition, in connection with the Company’s first public offering of its securities or at any time once the Company’s (or its successor’s) securities are listed on a nationally recognized stock exchange (e.g., Nasdaq, NYSE, etc.), you will be appointed as Chairperson of the Audit Committee of the Board (the “Audit Committee”).

2.	Responsibilities and Duties.

a.	Position. Subject to the terms and provisions of this Offer and the DGCL, you hereby agree to serve as a Director and, if applicable, Chairperson of the Audit Committee. You shall perform such duties and responsibilities as are normally related to such positions in accordance with the Company’s Certificate of Incorporation and Bylaws and the DGCL, including, without limitation, providing the Company with fiduciary oversight, strategic guidance, and organizational planning (collectively, the “Services”). You agree to use your best efforts to provide the Services.

b.	Other Activities. You may be employed by another entity, may serve on other boards of directors or advisory boards, and may engage in any other business activity, as long as such outside activities do not violate your obligations under the DGCL, or your fiduciary obligations to the Company and its stockholders.

3.	Compensation. As full and complete recognition for your time and contributions as a Director, you shall be compensated as follows:

a.	Cash Payment. The Company shall pay you an annual cash retainer for your service as a (i) Director in an amount equal to $35,000 and (ii) if applicable, Chairperson of the Audit Committee in an amount equal to $15,000, pro-rated for any partial calendar year of service (the “Annual Cash Retainers”). The Annual Cash Retainers will be paid in quarterly payments in arrears promptly following the end of each calendar quarter. The foregoing cash compensation will be superseded and replaced in its entirety by any non-employee director compensation policy that is adopted by the Company (or its successor) in connection with its first public offering of its securities or at any time once the Company’s (or its successor’s) securities are listed on a nationally recognized stock exchange (e.g., Nasdaq, NYSE, etc.).

b.	Equity Award. In connection with entering into this offer letter, following the Appointment Date, the Company will recommend to the Board that it grant you restricted stock unit covering 11,553 shares of the Company’s common stock (the “RSU”), provided that you are serving as a Director on the date of grant. Subject to your continued service as a Director through the applicable vesting date, the shares underlying the RSU will vest over three years with 1/3 of such shares vesting on each anniversary of the Appointment Date. The RSU will otherwise be subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan (the “Plan”) and a restricted stock unit agreement to be entered into between you and the Company.

c.	Taxes, Etc. You shall bear sole responsibility for payment on your behalf of any federal, state, and local income tax withholding, social security taxes, or any other tax applicable to your cash and equity compensation hereunder.

4.	Reimbursement of Expenses. The Company will reimburse you for all reasonable travel and other expenses incurred in the performance of your duties on behalf of the Company. Reimbursement will be made upon the submission of a written itemized expense claim and proper supporting documentation within a reasonable time after such expenses have been incurred and in accordance with the Company’s policies and procedures.

5.	Indemnification. The Company shall indemnify and defend you against any liability incurred in connection with your performance of the Services as a Director hereunder to the fullest extent authorized by the DGCL and the Company’s Certificate of Incorporation and Bylaws. The Company has purchased Director’s and Officer’s liability insurance, and you shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and officers, subject to the terms and conditions of such policies, against all costs, charges, and expenses in connection with any action, suit, or proceeding to which you may be made a party by reason of your affiliation with the Company or affiliates.

[Signature page follows.]

Once again, I would like to express our gratitude for your enthusiasm and commitment to the Company, and it is with great excitement that we welcome you to jointly enter this period of rapid growth and accomplishment for our business.

Very truly yours,

/s/ Gregg Dixon
Gregg Dixon, CEO

ACCEPTED AND AGREED TO AS OF THE DATE BELOW:

/s/ Ashley Johnson
Ashley Johnson

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